EXHIBIT 3

LETTER

AGREEMENT

CONTRACTUAL STANDSTILL

To:	National Bank Financial Inc. Credit Suisse First Boston Canada Inc.

(the "Underwriters")

Reference is made to the underwriting agreement entered into between CGI Group Inc. (the "Company") and the Underwriters as of March 10, 2004 relating to an offering of Class A Subordinate Shares (the "Class A Shares") of the Company (the "Underwriting Agreement"). The present is to confirm the respective agreement of each of (a) BCE Inc., for itself and on behalf of 3588513 Canada Inc. (a wholly-owned subsidiary of BCE Inc.) and any other affiliate of BCE Inc. holding an equity interest in the Company (collectively "BCE") and (b) Messrs. Serge Godin, Andre Imbeau and Jean Brassard, 9058-0705 Quebec Inc., 9061-9354 Quebec Inc., 9065-4476 Quebec Inc., 3727912 Canada Inc., 9012-7003 Quebec Inc. and any other entity controlled by any of them (collectively, the "Majority Shareholders") with respect to the Class A Shares and Class B Shares (Multiple Voting) (the "Class B Shares") owned by BCE and the Majority Shareholders.

BCE agrees for itself (and not on behalf of the Majority Shareholders) that it will not, and the Majority Shareholders agree for themselves (and not on behalf of BCE) that they will not, from the date hereof until 120 days after the Closing Date (as defined in the Underwriting Agreement), directly or indirectly, sell, agree or offer to sell, grant any option for the sale of, pledge, or otherwise dispose of, or request that the Company file any registration statement or prospectus relating to the sale of, any Class A Shares, Subscription Receipts (as defined in the Underwriting Agreement), Class B Shares or other securities convertible or exchangeable into Class A Shares they own, or publicly disclose any such intention to do any of the foregoing without the prior written consent of the Underwriters which consent shall not be unreasonably withheld or delayed. The foregoing prohibition shall not apply to transfers of (A) Class A Shares acquired upon exercise of options granted pursuant to the Company’s share option plan or (B) Class A Shares and Class B Shares or such other rights or securities (y) among BCE Inc. and any of its direct or indirect wholly-owned subsidiaries, or among any of such wholly-owned subsidiaries and (z) among the Majority Shareholders or affiliates thereof.

Signed and Dated in Montreal, Quebec, this 10th day of March, 2004.

BCE Inc.

(signed) Bill Anderson

By: Bill Anderson

(signed) Serge Godin	(signed) André Imbeau

Serge Godin	André Imbeau

9061-9354 Québec Inc.	9058-0705 Québec Inc.

(signed) André Imbeau	(signed) Serge Godin

By: André Imbeau	By: Serge Godin

9065-4476 Québec Inc.

(signed) Jean Brassard	(signed) Jean Brassard

Jean Brassard	By : Jean Brassard

3727912 Canada Inc.	9102-7003 Québec Inc.

(signed) Serge Godin	(signed) André Imbeau

By: Serge Godin	By: André Imbeau